Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Cerence Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	1,200,528(3)	$28.11	$33,746,842.08	$3,718.91

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Common Stock (“Common Stock”) that become issuable under the above listed plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of computing the registration fee and based on the average high and low sale prices of the Common Stock as reported on the Nasdaq Global Select Market on February 6, 2023 in accordance with Rule 457(c) under the Securities Act.

(3)

Represents an automatic increase to the number of shares of Common Stock available for issuance under the Registrant’s 2019 Equity Incentive Plan, or Stock Plan, in accordance with the automatic annual increase provisions of the Stock Plan, effective as of January 1, 2023.